Exhibit 99.1

Name and Address of Additional Reporting Persons:

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. María Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”), each with the following address:

Paseo de Las Palmas #736

Colonia Lomas de Chapultepec

11000 México D.F., México

Explanation of Responses:

Inmobiliaria beneficially owns directly 14,550,000 Saks Shares as of January 9, 2007.

The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns substantially all of the issued and outstanding voting securities of Inmobiliaria. As a result, each member of the Slim Family may be deemed to have indirect beneficial ownership of the 14,550,000 Saks Shares beneficially owned directly by Inmobiliaria.

Signature Page

Carlos Slim Helú

Carlos Slim Domit	By: /s/ Eduardo Valdés Acra
Eduardo Valdés Acra
Marco Antonio Slim Domit	Attorney-in-Fact*
January 11, 2007
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

INMOBILIARIA CARSO, S.A. DE C.V.

By: Armando Ibáñez Vázquez Title: Attorney-in-Fact

* See the Powers of Attorney for the members of the Slim Family and Inmobiliaria, filed as an exhibit to the Amendment Number 7 to Schedule 13G filed by Inmobiliaria and the members of the Slim Family with the U.S. Securities and Exchange Commission on February 14, 2005, and the Joint Filing Agreement among the Slim Family, Inmobiliaria and Orient Star Holdings LLC (which has been subsequently merged into Inmobiliaria), filed as an exhibit to the Form 4 filed by Orient Star Holdings LLC, Inmobiliaria and the members of the Slim Family on May 4, 2005 which are hereby incorporated herein by reference.

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